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                                                                   Exhibit 10.17


                             EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of March 1, 1993, between BSMG WORLDWIDE, INC. (FORMERLY BOZELL SAWYER MILLER GROUP, INC. AND ROBINSON, LAKE, LERER & MONTGOMERY, INC.), a corporation organized under the laws of the State of New York, with its principal executive offices located at 75 Rockefeller Plaza, New York, New York 10019 (the "Company"), TRUE NORTH COMMUNICATIONS INC., a corporation organized under the laws of the State of Delaware ("True North"), and HARRIS DIAMOND, residing at 18 Old Hyde Road, Weston, Connecticut 06883 (the "Executive").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Company and Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("BJK&E"), which has later become a subsidiary of True North, have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or modified, the "Asset Purchase Agreement") with D. H. Sawyer & Associates, Ltd., a Delaware corporation doing business as Sawyer Miller Group ("SMG"), Executive and three other executives of SMG (collectively, with Executive the "SMG Principals"), pursuant to which the Company is to acquire certain assets of SMG and its wholly-owned subsidiary, KRC Research & Consulting, Inc.;

     WHEREAS, as of the date hereof, the Executive is the record and beneficial owner of 25% of the outstanding stock of SMG and is a director and executive officer of SMG and will benefit by the consummation of the acquisition contemplated by the Asset Purchase Agreement (the "Acquisition"):

     WHEREAS, subject to the consummation of the Acquisition, the Company desires to employ the Executive as an executive officer, True North desires to undertake certain obligations in connection therewith, and the Executive desires to accept such employment, all on the terms and conditions set forth herein:

     WHEREAS, in conjunction with such employment, True North is as of the date hereof entering into a Stock Subscription Agreement with the Executive pursuant to which BJK&E, is subject to the terms and conditions thereof, to sell stock of BJK&E to the Executive:

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Employment:  Effectiveness

          The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth and effective upon the consummation of the Acquisition. In the event that the consummation of the Acquisition does not take place on or prior to 5:00 p.m. New York time on April 30, 1993, this Agreement and the rights and obligations hereunder of the Company, True North and the Executive shall be null and void without any liability hereunder to any other party.

     2.   Titles and Duties

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          (a)  The Company shall employ the Executive as the Chairman of the
Board and Chief Executive Officer of the Company. The Executive shall have the authority, powers and responsibility normally and customarily associated with those of a chief executive officer. The Executive shall perform such duties as may be assigned to him by any of the Chief Executive Officer of True North, the Board of Directors of the Company and the Board of Directors of True North which are not inconsistent with those of the Chief Executive Officer. Subject to the immediately preceding sentence, the Executive shall report directly to the Board of Directors of the Company. True North agrees to arrange for the election of the Executive to the Board of Directors of the Company. The Executive's principal place of business shall be at the Company's principal office in the metropolitan New York City area; provided that it is understood that the performance of Executive's duties under this Agreement are expected to require substantial domestic and international travel. At True North's request, but without any additional compensation (unless paid to other similarly situated executives generally), if so elected the Executive also agrees to serve as a Member of the Management Executive Committee of True North.

          (b)  Intentionally Left Blank.

          (c) The Executive hereby accepts such employment and agrees to render his services well and faithfully and to the best of his ability. The Executive shall devote his full business time and attention to the services to be rendered by him hereunder.

     3.   Term

          (a) Subject to Paragraph 1, the term of this Agreement (the "Term") shall commence and take effect as of April 1, 1993 (or, if later, the Effective Time as defined in the Asset Purchase Agreement) and end on June 30, 2005 or on such earlier date as the employment of the Executive is terminated by the Executive or the Company as hereinafter provided in Paragraph 3(b), (c) or (d). The Term shall automatically be extended from July 1, 2005 through June 30, 2007 (the "Extension Term"), unless, on or before March 31, 2005, the Company notifies the Executive in writing of its intent not to extend the Term (a "Non-Extension Notice"). The terms of this Agreement shall remain unchanged during the Extension Term (including the Executive's rights as to compensation benefits position and status as in effect immediately prior to the Extension Term). If the Company decides to terminate the Executive's employment after the end of the Extension Term, then the Executive shall be eligible for severance benefits under the terms and conditions of the Company's normal severance policy, as then in effect.

          (b) The employment of the Executive will terminate upon the death or disability of the Executive (the physical or mental incapacity of the Executive which prevents Executive from performing the Executive's duties as herein provided for a continuous period of one hundred and twenty (120) days or an aggregate period of 180 days during any consecutive twelve-month period).

          (c) The Company may terminate the employment of the Executive for "Just Cause" upon thirty days' notice of such termination to the Executive. Termination of the Executive's employment by the Company shall constitute a termination for "Just Cause" only if such termination is for one or more of the following reasons: (x) the failure of the Executive to render services to the Company in accordance with the Executive's obligations under this Agreement, which failure amounts to gross neglect of the Executive's duties to the Company for more than thirty (30) days after having received written notice specifying the nature of the failure; or (y) the commission by the


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Executive of any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude which materially and adversely affects the business of the Company; or (z) the conviction of the Executive in a court of law of any crime or offense involving misuse or misappropriation of money or other property of the Company.

          (d) The Executive may terminate his employment with the Company at any time with "Good Reason" upon thirty (30) days written notice by the Executive to the Company (except, in the case of (i) below, upon ten (10) days written notice by the Executive to the Company and the Company's failure to cure the same within such ten-day period, and, in the case of (ii) below, upon fifteen (15) days written notice by the Executive to the Company and the Company's failure to cure the same within such fifteen-day period), and the Executive's employment will thereupon terminate on the date specified in such notice. "Good Reason" means (i) a reduction in or failure to pay the Executive's compensation (it being understood that neither the elimination or reduction of discretionary benefits or other discretionary compensation nor the failure pursuant to Paragraph 6(e) hereof to pay any Annual Bonus shall constitute Good Reason; provided that the failure for any other reason to pay the Annual Bonus for so long as such Annual Bonus remains in effect shall constitute Good Reason), (ii) a material change in the Executive's duties or responsibilities or reduction in authority, (iii) without the Executive's prior written consent, a transfer from the Company to an affiliate thereof of a material portion of the business (including the Controlled P.R. Operations, as hereinafter defined) operated by the Company or of the Business (as defined in the Asset Purchase Agreement), (iv) without the Executive's prior written consent, a sale of a substantial portion of the assets of the Company, (v) without the Executive's prior written consent, the merger or consolidation of the Company immediately after which the business of the Company constitutes less than a majority of the business of the surviving or new entity, (vi) a written requirement by the Company that the Executive move from his present place of residence, or (vii) the failure of True North management to recommend to the Compensation Committee of the True North Board of Directors a minimum stock option grant for the Executive of 15,000 shares for each 12-month period from January 1, 2000 through June 30, 2002.

          4.   Severance Payments

          (a) If the Company terminates the Executive's employment without Just Cause or the Executive terminates his employment for Good Reason, in either case prior to the end of the Term (or the Extension Term, as applicable), or if the Company delivers a Non-Extension Notice on or before March 31, 2005, the Company will provide the Executive the following benefits (but without any mitigation of the Company's liability to the Executive):

               (i) For a severance period equal to the remainder of the Term (subject to a minimum severance period of 18 months and a maximum severance period of 30 months), (A) continuing base salary (at the annual rate payable as of the date of termination), (B) an annual bonus equal to 50% of annual base salary (to be paid at the time other senior executive bonuses are paid), and (C) continuing medical, dental and life insurance coverage (on terms substantially comparable to those provided to the Executive and his covered dependents immediately prior to the termination of his employment);

               (ii) Any earned but unpaid Annual Bonus for the year prior to the year in which the Executive's termination of employment occurs, and any other previously earned and accrued entitlements and benefits from


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          the Company or its affiliates (including any entitlements under applicable Company or affiliate benefit plans, programs or policies);

               (iii) If the Executive is terminated by the Company without Just Cause effective prior to July 1, 2002, a full Annual Bonus for the fiscal year (or the first half of the fiscal year, in the case of 2002) in which such termination takes place;

               (iv) If the Executive terminates his employment for Good Reason effective prior to July 1, 2002, a pro-rated Annual Bonus for the fiscal year (or the first half of the fiscal year, in the case of 2002) in which such termination takes place, based on the length of the Executive's employment for that fiscal year;

               (v) If the Executive's employment terminates on or after July 1, 2002, he shall be considered for a pro-rated annual incentive bonus for the fiscal year in which such termination of employment is effective;

               (vi) Full vesting of all stock options then held by the Executive that are granted to the Executive by True North on or after January 1, 2000 (including the stock options granted to the Executive concurrent with entering into the January 1, 2000 Amendment to the Agreement);

               (vii) Full vesting of all restricted stock then held by the Executive that was previously or is in the future granted to the Executive by True North (including the restricted stock granted to the Executive concurrent with entering into the January 1, 2000 Amendment to the Agreement); and

               (viii) Each stock option granted to the Executive by True North on or after January 1, 2000 (including the stock options granted to the Executive concurrent with entering into the January 1, 2000 Amendment to the Agreement) then held by the Executive shall be exercisable by the Executive for up to three years after the date of termination of employment, but in no case beyond the 10-year term of such stock option.

it being understood that, other than pursuant to clauses (i)-(viii) above, the Executive shall have no interest in or right to receive from the Company or its affiliates any other entitlement, benefit or bonus.

          (b) If the Executive's employment is terminated by the Company for Just Cause or if the Executive terminates his employment for any reason other than for Good Reason, the Executive will receive only the amounts and benefits specified in Paragraph 4(a)(ii) hereof.

          (c) In the event of the Executive's death or disability, as specified in Paragraph 3(b), the Executive, his heirs, distributees and legal representatives will receive only the amounts and benefits specified in Paragraph 4(a)(ii) hereof and the pro rata portion of the Annual Bonus for the year in which the Executive's death or disability occurs.

     5.   Compensation

          For all services rendered under this Agreement,


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          (a)  Base Salary

               Effective January 1, 2000, the Company shall pay the Executive a base salary of not less than $724,250 per annum, payable in such installments as salaries are paid to other senior executive personnel of the Company.

          (b)  Discretionary Bonus

               Prior to July 1, 2002, at the sole and absolute discretion of the Chief Executive Officer of True North, or any successor thereto, the Company may, but shall not be required to, pay the Executive a bonus for the period commencing on the date of this Agreement and ending March 31, 1994 and for each or any successive twelve-month period thereafter during the term of this Agreement. Effective July 1, 2002, the Executive shall be entitled to participate in the True North Executive Compensation Program, as applied to his position with the Company and within the True North organization, and as such Program may be amended from time to time. The Executive's target opportunities and performance standards under that Program shall be comparable to those applicable to other senior executives holding comparable positions.

          (c)  Expenses

               During the term of Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures established by the Company and its affiliates for their executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.

          (d)  Participation in Benefit Plans

               The Executive shall be entitled to participate in or receive benefits under any of the pension, profit sharing, or savings plans that are qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended, that are at present or in the future made available generally to the executives and key management employees of the Company and its affiliates, in accordance with the terms thereof. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of base salary or bonuses payable to the Executive hereunder.

          During the Term, the Executive shall be entitled to participate in the employee benefit plans and programs and fringe benefit arrangements that are generally available to senior executives of the Company from time to time (including coverage under any director and officer liability insurance maintained by True North and including, but not to the extent resulting in duplicative benefits, the benefit plans and programs and fringe benefit arrangements generally available to members of the Management Executive Committee of True North, to the extent the Executive continues to be a member of that Committee).

          Upon the January 1, 2000 Amendment to the Agreement, True North shall grant to the Executive a stock option for 40,000 shares and 5,000 shares of restricted stock, with each such award to become vested as to one-third of the shares on each of the first, second and third anniversaries of the date of grant (subject to accelerated vesting hereunder), and with both such awards to be subject to the terms of the True North Stock


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Option Plan. In addition, for the period January 1, 2000 through June 30, 2002,
True North management will recommend to the Compensation Committee of the True North Board of Directors a minimum stock option grant for the Executive of 15,000 shares for each 12-month period.

          Executive's service with SMG, calculated in accordance with the terms of the relevant SMG benefit plan or policy, shall be credited for eligibility, vesting and (with respect to unused vacation time accrued since January 1, 1993 and deductibles absorbed by the Executive on medical, health and dental plans) benefit accrual purposes under all benefit plans and employment policies of the Company and its affiliates described in this Paragraph 5, as if such service had been rendered to the Company or its affiliates, including, without limitation, True North.

          (e)  Vacation and Holidays

               The Executive shall be entitled to paid vacations and holidays in accordance with the policy of the Company and its affiliates in effect from time to time for their senior officers.

     6.   Special Bonus

          For each fiscal year of the Company commencing on April 1, 1993 and ending June 30, 2002, the Executive shall be entitled to receive an annual bonus (the "Annual Bonus") payable not later than seventy-five (75) days after the end of the fiscal year for which such payment is due, determined in the following manner:

          (a)  Annual Bonus

               Subject to subparagraphs 6(b) and (c) below, the Annual Bonus shall be equal to 8.33% of the amount of Operating Profit, as hereinafter defined, earned by the Company within each such fiscal year. The Company shall have the right to offset against any payments of the Annual Bonus any amounts then due and payable by the Executive to the Company or any of its affiliates.

          (b)  Bonus Threshold

               Notwithstanding subparagraph (a) above, the Executive shall not be entitled to an Annual Bonus for any fiscal year of the Company (i) unless and until the Operating Profit of the Company for such fiscal year exceeds the amount set forth below under the heading "Operating Profit Threshold" with respect to such fiscal year, (ii) with respect to any Operating Profit other than that portion of such Operating Profit in excess of the Operating Profit Threshold for such fiscal year set forth below and (iii) unless the sum of the cumulative Operating Profits from April 1, 1993 through the end of such fiscal year exceeds the sum of the Operating Profit Thresholds set forth below for such period; provided, however, that the amount of the Operating Profit Threshold for the fiscal years ending March 31, 1994, 1995 and 1996 shall be reduced in each case by the Sawyer Profit (as hereinafter defined) earned in that fiscal year, provided further that the foregoing reduction shall not exceed $1,000,000 for the fiscal year ending in 1994, $1,350,000 for the fiscal year ending in 1995 and $1,500,000 for the fiscal year ending in 1996; provided further, however, that the Operating Profit Threshold for the fiscal year ending March 31, 1996 shall be reduced by $200,000 in the event that the Company and its Affiliates (as hereinafter defined) receive revenues in the fiscal years ending in 1994 and 1995 equal in the aggregate to at least $3,000,000 from (i) spot buying computed at rates of 3.5% and network buying computed at rates of 1.5% done by the Company


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through the Company and its Affiliates and (ii) from any other advertising services obtained by the Company from the Company and its Affiliates at a charge of 2.85 times the salary and benefit costs of the employees providing such services:

       Fiscal Year Ending March 31,           Operating Profit Threshold
       ----------------------------           --------------------------
                   1994                               $1,600,000
                   1995                               $2,550,000
                   1996                               $2,700,000
                   1997                               $  400,000
                   1998                               $  400,000
                   1999                               $  400,000
                   2000                               $  400,000
                   2001                               $  400,000
       2002 (through June 30, 2002)                   $  400,000

For purposes hereof, the term "Sawyer Profit" shall mean the product of three times the sum of (i) 3% of gross income earned by the Company and any other direct or indirect subsidiaries of BJK&E ("Affiliates") directly from any advertising client accounts obtained by the Company or any Affiliates after the date hereof, and as to which accounts the activities of David H. Sawyer ("DHS") were a material factor in the Company or such Affiliates obtaining the same, plus (ii) (x) the gross income earned by the Company and any Affiliate directly from any public relations client accounts obtained by the Company or any Affiliate after the date hereof and as to which accounts the activities of DHS were a material factor in the Company or such Affiliates obtaining the same, minus (y) the costs of servicing such accounts (such costs being the direct salary and other direct costs of servicing such accounts plus overhead based on the Company's parent's accounting system), it being understood that such costs do not include the salary payable to DHS.

          (c) It is acknowledged that the three other SMG Principals and the RLL&M Principals are each, pursuant to their employment agreements with the Company, eligible to receive an annual bonus identical to the Annual Bonus to which the Executive is entitled under Paragraph 6(a) hereof (each an "Incentive Annual Bonus"), provided that the employment agreements of the RLL&M Principals do not provide for any minimum Operating Profits as set forth in Paragraph 6(b) hereof (the SMG Principals and the RLL&M Principals being hereinafter referred to collectively as the "Incentive Executives"). If within the Term any of the Incentive Executives (other than the Executive) ceases to be entitled to receive an Incentive Annual Bonus, then the Annual Bonus payable to the Executive shall be increased from 8.33% of the amount of Operating Profit to: if one of the other Incentive Executives ceases to be so employed, 9.01%; if a total of two of the other Incentive Executives ceases to be so employed, 9.87%; if a total of three of the other Incentive Executives ceases to be so employed, 11%; if a total of four of the other Incentive Executives ceases to be so employed, 12.57%; if a total of five of the other Incentive Executives ceases to be so employed, 14.24%; if a total of six of the other Incentive Executives ceases to be so employed, 17.69%; and if all seven of the other Incentive Executives cease to be so employed, 25%; provided, however, if pursuant to the Employment Agreement of any of such other Incentive Executives, such Incentive Executive is entitled to an Incentive Annual Bonus with respect to a portion of a year as a result of such Incentive Executive having been terminated by the Company without Just Cause (as defined in such agreement) or terminated his or her employment for Good Reason (as defined in such agreement), or in the event of his death or disability, then this sentence shall only apply with respect to the pro rata portion of such year for which such other Incentive Executive is not entitled to an Incentive Annual Bonus. Notwithstanding anything to the contrary, and regardless of


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whether or not additional Incentive Executives cease to be so employed, the
Annual Bonus payable to the Executive shall be and is hereby fixed at 14.24% of the amount of the Operating Profit for the periods through March 31, 1998 and thereafter shall be 15%; provided that, should any of the other Incentive Executives cease to be employed after November 30, 1996, and prior to March 31, 1998, the Annual Bonus payable to the Executive for such fiscal year and all years thereafter shall be 15%.

          (d)  Operating Profit

               "Operating Profit", as used herein, is defined as the income earned by the Company and the Controlled P.R. Operations (as hereinafter defined) from operations in any fiscal year, or portion thereof, of the Company within the Term, less all salary and general administrative and operating expenses of the Company and the Controlled P.R. Operations, including compensation (other than the Executive's Annual Bonuses, the other Incentive Executives' Incentive Annual Bonuses, and any bonuses paid pursuant to paragraph 5(b) hereof; payable to the Incentive Executives, expenses regarding the Assumed Liabilities (as defined in the Asset Purchase Agreement; and the corporate apportionment expense referred to in subparagraph (f) hereof, incurred in such fiscal year, but excluding any charges related to the employment of DHS, any deductions, charges or amortization of the assets purchased as part of the Acquisition and any indemnification obligations under the Asset Purchase Agreement. `Controlled P.R. Operations,' as used herein, is defined as those public relations operations directly or indirectly and minority or majority owned by the Company or True North that are operated by and have reporting responsibilities to the Company. As a point of clarification, the operating profit of a Controlled P.R. Operation that is acquired by True North or the Company after January 1, 1999 shall be included in the above Operating Profit calculation as follows (with respect to the determination of Annual Bonus for each fiscal year):

               (i) For each fiscal year, the actual operating profit of that Controlled P.R. Operation shall be included in the Operating Profit calculation.

               (ii) The resulting Operating Profit shall then be reduced by the pro forma estimate of the first 12 months' post-acquisition operating profit that is presented by the Executive and/or his staff and approved by the Board of Directors of True North, the Finance Committee of the Board of Directors of True North, or True North management (as the case may be) in connection with the acquisition of such Controlled P.R. Operation (such reduction shall be without regard to any unusual or acquisition related charges that are included in such pro-forma estimate, unless such charges are also reflected in the actual operating profit calculation for the year in question).

               (iii) For consistency purposes, both the actual operating profit in (i) above and the pro-forma operating profit in (ii) above shall be adjusted to exclude the corporate allocations referred to in Paragraph 6(f) of this Agreement.

               (iv) Notwithstanding the foregoing, the Financial Relations Board and the Benjamin Group shall not be included in the Operating Profit Calculation for 1999, and, beginning with the 2000 fiscal year, the reduction described in (ii) above for the Financial Relations Board and the Benjamin Group, shall be $5,486,000 and $2,200,000, respectively.


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               (v)    Also notwithstanding the foregoing, upon any sale, merger
          or other corporate reorganization of a Controlled P.R. Operation that occurs without the consent of the Executive, unless otherwise agreed to by all parties to this Agreement, such operation shall not be considered a Controlled P.R. Operation for purposes of this Paragraph 6(d) with respect to any period of time after such sale, merger or other corporate reorganization.

          (e)  Default

               (i) The parties acknowledge that True North is subject to certain monetary restrictions imposed pursuant to the terms and conditions of agreements with its lending institutions (such lending institutions and any other institutions providing for the refinancing or full or partial repayment of any amounts owed to such lending institutions being the "Lenders"). In the event that the making of any Annual Bonus payment to the Executive would result (with or without the passage of time or giving of notice or both) in a default ("Default") by True North or any affiliate in True North's or any affiliate's obligations to any one or more of its Lenders, or if True North or any affiliate is in Default at the time that any such Annual Bonus payment is due, then the Company need not make such Bonus payment at such time.

               (ii) At such time as payment of all or any portion of such unpaid Annual Bonus payment can be paid without incurring a Default or when such existing Default ceases, the Company agrees to make any payment thereof to the Executive, with interest from the date such payment was due at the rate of interest on 26 week Treasury Bills for the immediately preceding auction of short-term U.S. Government bills as quoted in the "Money Rates" section of the Wall Street Journal (or, if not quoted therein, as quoted in any other reliable source).

               (iii) Anything hereinabove contained in subparagraph (ii) to the contrary notwithstanding, in the event that an Annual Bonus payment is not made by reason of the existence of an event of Default, or that payment would occasion an event of Default, the board of directors of the Company may, at its option, nevertheless determine to make all or a portion of such Bonus payment to the Executive if consent thereto can be obtained from the Lenders.

               (iv) Anything hereinabove contained in this subparagraph (e) to the contrary notwithstanding, in the event that any Annual Bonus payment is not made to the Executive by reason of an event of Default, the Executive may demand, by written notice to the Company with a copy to True North, payment of an amount equal to the lesser of (x) the full amount of the Annual Bonus payment or payments then due and payable to the Executive, and (y) the sum of $200,000, and in the event of receipt of such written demand from the Executive, the Company agrees to make prompt payment of the amount thus demanded, it being understood that any amount so paid shall be a credit against accrued but unpaid Annual Bonus payments (and accrued interest thereon) and any remaining amounts of any Annual Bonus shall be payable pursuant to the other provisions of this subparagraph (e).


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

               (v) Notwithstanding any provision of this Agreement to the contrary, the occurrence of any Default under this Paragraph shall be determined based on the terms of the default provisions as in effect on January 1, 2000 under the credit agreements or other lending arrangements between True North or its affiliates and their respective lenders.

          (f)  Corporate Apportionment

               True North shall make available to the Company the services of all administrative departments of True North and its affiliates, such as, without limitation, accounting and personnel, without charge to both the Company and the Controlled P.R. Operations other than an apportionment charge equal to Three Percent (3%) (four percent (4%) for all periods commencing from and after April 1, 1997) of all revenues of the Company and the Controlled P.R. Operations, other than those specified below in this Paragraph 6(f), to provide appropriate compensation to True North and its affiliates for corporate salaries (i.e., Messrs. Peebler, Zammit et al.), services provided by True North's and its affiliates' accounting and data processing departments, ordinary legal expenses, charitable contributions, fees and subscriptions (i.e., Dun & Bradstreet Reports), audits, corporate communications, Yellow Page listings, and the Company's and the Controlled P.R. Operation's share of other expenses which are paid out of corporate funds. Revenues will not include any payments by a client which True North or its affiliates receives as a paying agent for the client to pay a third party to produce or purchase a product or service for the client.

          (g)  Resolution of Disputes

               The Company shall advise the Executive in writing, not later than simultaneously with payment of the Annual Bonus, the manner in which the Annual Bonus and any amounts offset against the Annual Bonus were determined. If within thirty (30) days thereafter, none of the Executive or the other Incentive Executives objects, such computations shall be deemed to be final and binding on the Company and the Incentive Executives. If within the thirty day period any Incentive Executive gives the Company notice of objection to such computations, and if within thirty days of receipt of such notice, the Company and the objecting Incentive Executive(s) fail(s) to resolve their differences, then the auditors for the Company and such auditors as the objecting Incentive Executive(s) may choose shall refer the dispute to a nationally-recognized accounting firm whose determination shall be final and binding. The Company shall make available to such accounting firm such books and records as may be reasonably requested to resolve the matter. The expenses of such accounting firm with respect to the resolution of such matter shall be borne by the non-prevailing party, it being understood that in the event that the Company is the prevailing party, such expenses shall be borne by the objecting Incentive Executive and not all Incentive Executives.

     7.   Covenant Not to Solicit or Compete

          In consideration of the Executive's employment and continued employment with the Company, and in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities by the Company pursuant to the Asset Purchase Agreement, the Executive agrees that for a period of one (1) year subsequent to the termination of the Executive's employment with the Company for any reason (specifically including termination by the Executive of his employment with the Company for Good Reason and specifically including termination upon delivery by the


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

Company of a Non-Extension Notice) other than death or termination by the Company without Just Cause, the Executive will not, directly or indirectly, either on the Executive's own behalf or on behalf of any other person, firm or corporation:

          (a) solicit the employment of or employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding twelve-month period was in the employ of the Company, RLL&M or SMG; or

          (b) solicit any account which is a client of the Company, RLL&M or SMG at the time of such termination, or which was a client of the Company, RLL&M or SMG at any time within one year prior to the date of such termination; or

          (c) perform any services relating to advertising, public relations, marketing or research for any account described in subparagraph (b) hereof, either on the Executive's own behalf or on behalf of any other public relations firm, advertising agency or similar organization representing any such accounts.

          It is the desire and intent of the parties that the provisions of this Paragraph 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular subparagraph or portion of this paragraph 7 or application of this paragraph 7 shall be adjudicated to be invalid or unenforceable, this paragraph 7 shall be deemed amended to delete therefrom the portion or application thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Paragraph in the particular jurisdiction in which such adjudication is made.

     8.   Corporate Name

          It is acknowledged that it is the present intention of the Company to utilize as its name the name "Robinson, Lake, Lerer & Montgomery/Sawyer Miller Group, Inc." The Executive covenants and agrees that for so long as any of the surnames which are intended to be used in the name of RLL&M/SMG are used in the name of RLL&M/SMG, and for a period of one year thereafter, the Executive will not use any of said surnames in the title of any business entity.

     9.   Company Remedies

          If there is a breach or threatened breach of the provisions of paragraph 7 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     10.  Executive Remedies

          The Executive shall be afforded, and shall be entitled to pursue, all remedies at law and in equity for any breach of this Agreement.

     11.  Insurance

          The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

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

     12.  Relocation

     The Company acknowledges that under no circumstances will the Executive be required to move from the present place of residence of the Executive.

     13.  Representations and Warranties

          (a) True North represents and warrants as of the date hereof it is, and as of the Effective Time it will be, the record and beneficial owner of all of the issued and outstanding capital stock of BJK&E, which is, and as of the Effective Time will be, the record and beneficial owner of all of the issued and outstanding capital stock of the Company, it being understood that such shares are and/or in the future may be pledged, and there are no options, rights or other securities of the Company which are issued or outstanding.

          (b) The Company represents and warrants as of the date hereof that except as provided in the employment agreements between the Company and each of the SMG Principals, and each of the RLL&M Principals (which do not provide any rights or benefits which are in any material respect different from those provided to the Executive pursuant to this Agreement so as to affect the calculation of the Operating Profit for purposes of Paragraph 6(d) hereof, or affect the amount of any Annual Bonus to which the Executive may be entitled hereunder), and except as provided in the articles of incorporation and bylaws of RLL&M, there is no, and as of the Effective Time there will not be any, agreement between the Company or RLL&M and any other person, firm or entity relating to the management, operation and control of RLL&M.

     14.  Expenses

          (a) Except as provided in Paragraph 14(b) below, all costs, expenses and charges incurred by the parties in connection with the transactions herein contemplated shall be borne by the party incurring the same.

          (b) In the event a party retains legal counsel in connection with the enforcement of its rights under this Agreement, and the other party is found by a court having competent jurisdiction to have breached its obligations hereunder, after all appeals therefrom have been exhausted, such party shall be liable for the payment of the reasonable legal fees and related reasonable charges and disbursements of the prevailing party in connection with any such enforcement action.

     15.  Notices

          Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail or delivered in person to the Executive at the residence address the Executive has provided to the Company, and to the Company at its address set forth above, Attention:
Chief Executive Officer and also to True North at 101 East Erie Street, Chicago, IL, Attention: General Counsel (or to such other address as a party may designate by notice to the other).

     16.  Waiver of Breach

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

          A waiver of the Company, True North or the Executive of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach by such party.

     17.  Governing Law

          This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

     18.  Entire Agreement

          This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any consent, waiver, change, modification, extension or discharge is sought. Any amendment hereof must be in writing and signed by all the parties hereto.

     19.  Assignment

          This Agreement shall be binding upon and inure to the benefit of the Executive, and with respect to the amounts and benefits specified in Paragraphs 4, 5 and 6 hereof, his heirs, distributees and legal representatives, and the Company and True North and their respective successors and permitted assigns. Except as provided in the immediately preceding sentence, the Executive shall not assign any of his rights or obligations under this Agreement. The Company shall not merge or consolidate with or into, or sell or otherwise transfer substantially all of its assets to, another corporation or entity unless that corporation or entity assumes, either expressly or by operation of law, the Company's obligations under this Agreement. Any purported assignment or transfer of this Agreement in violation of this Paragraph 19 shall be void.

     20.  Survival

          The provisions of Paragraphs 1, 4 5(c) and (d), 6, 7, 8, 9, 10, 13, 14, 19, 20, 21 and 22 hereof shall survive the termination of the employment of the Executive under this Agreement.

     21.  Indemnification

          Each of the Company and True North shall indemnify and hold the Executive harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable attorney's fees incurred by the Executive, in connection with the defense of or as a result of any action, proceeding (or appeal of any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company.

     22.  True North Guarantee

          (a) The execution, delivery and performance by True North of this Agreement are within the corporate powers of True North and have been duly authorized by all necessary corporate action on the part of True North, and this Agreement constitutes a valid and legally binding agreement of True North, enforceable against True North in accordance with its terms.

          (b) True North hereby unconditionally and irrevocably guarantees (the "Guarantee"), to and for the benefit of the Executive, payment and performance by the Company when due of all its obligations under this Agreement.

          (c) True North agrees that its Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any obligation to Executive under this Agreement is rescinded or must otherwise be returned by the Executive upon the bankruptcy, insolvency, liquidation or reorganization of the Company or otherwise, as though such payment had not been made, and, in furtherance (but not in limitation) of the foregoing, True North agrees to pay the Executive on demand any amount which the Executive is required to pay to any person or entity under any bankruptcy, insolvency, liquidation, reorganization or other similar law on account of any amount received by the Executive from any person or entity under or with respect to this Agreement or the Guarantee.

          (d) The Guarantee is a continuing guarantee, and it is a guarantee of payment and performance and not of collection.

          (e) Notwithstanding any provision to the contrary contained in this Agreement, True North hereby unconditionally and irrevocably waives (i) any and all rights of subrogation to the claims, whether existing now or arising hereafter, True North may have against the Company, whether due to any payment under this Agreement or otherwise and (ii) any and all rights of reimbursement, contribution or indemnity that True North may have against the Company, which may have heretofore arisen or may hereafter arise in connection with any guarantee or any pledge or grant of any lien or security interest made in connection with any obligation under this Agreement.

          (f) True North hereby waives (i) promptness and diligence, (ii) notice of acceptance, and (iii) all other notices, demands and protests in connection with the enforcement of such obligations or of the obligations of True North under this Agreement, the omission of or delay in which, but for the provisions of this paragraph (f), might constitute grounds for relieving True North of its obligations under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

                                       BSMG WORLDWIDE, INC.



                                       BY: /s/ Edward Powers
                                          ----------------------------------
                                           Edward Powers
                                           Chief Operating Officer


                                           /s/ Harris Diamond
                                          ----------------------------------
                                           Signature of Executive

                                       TRUE NORTH COMMUNICATIONS INC.

                                       BY: /s/ Donald L. Seeley
                                          ----------------------------------
                                           Donald L. Seeley,
                                           Vice Chairman - Chief Financial
                                           Officer



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